UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2015

Interval Leisure Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34062	26-2590997
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6262 Sunset Drive, Miami, FL	33143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:        (305) 666-1861

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers

(d)         Election of Directors

On February 24, 2015, the Interval Leisure Group, Inc. (“ILG”) board of directors increased the number of directors constituting the full board of directors by two to a total of eleven directors and approved the election of each of Jeanette E. Marbert and Chad Hollingsworth as a director upon the recommendation of its Nominating Committee.

Chad Hollingsworth was nominated by Liberty Interactive Corporation (“Liberty”) pursuant to the Spinco Agreement between ILG and Liberty, under which Liberty has the right to nominate such number of directors as equal 20% of the board of directors rounded up to the next whole number. With the increase of the board to eleven members, Liberty has the right to nominate a third director that is reasonably acceptable to the ILG board members not appointed by Liberty. Liberty has also agreed to nominate David Flowers and Gary Howard for re-election at ILG’s next annual meeting of stockholders.

Jeanette E. Marbert, age 58, has served as Chief Operating Officer of ILG since August 2008 and as Executive Vice President since June 2009. She has served in such capacity for Interval since June 1999. Prior to her tenure as Chief Operating Officer, Ms. Marbert served as General Counsel of Interval from 1994 to 1999. Ms. Marbert joined Interval in 1984.

Chad Hollingsworth, age 38, joined Liberty Interactive Corporation (formerly known as Liberty Media Corporation) in November 2007 and has served as a Vice President since December 2011. He also has served as a Vice President of Liberty Media Corporation (including its predecessor) since December 2011, Liberty TripAdvisor Holdings, Inc. since August 2014 and Liberty Broadband Corporation since October 2014. Mr. Hollingsworth focuses on transaction and structuring opportunities, strategic advisory work and venture capital investment evaluation. He received his bachelor’s degree from Stanford University in human biology, with honors, and is a CFA® charterholder.

Since Ms. Marbert is employed by ILG she will not be separately compensated for her service on the ILG board of directors. Mr. Hollingsworth will be compensated $65,000 per year for his service and will be eligible to receive a grant of $125,000 of restricted stock units upon election at the next annual meeting of stockholders.

There are no family relationships between Ms. Marbert or Mr. Hollingsworth and any director or executive officer of ILG.

A copy of the press release announcing the new directors is attached to this Current Report as Exhibit 99.1, and is incorporated herein by this reference.

Item 8.01  Other Events

On February 24, 2015, Interval Leisure Group, Inc. announced that it has made changes to its financial reporting segment to align with its reorganized management reporting structure as a result of the acquisition of Hyatt Vacation Ownership. The new reporting segments are Exchange and Rental, and Vacation Ownership.

Exchange and Rental offers access to vacation accommodations and other travel-related transactions and services to leisure travelers, by providing vacation exchange services and vacation rentals, working with resort developers and operating vacation rental properties.

The Exchange and Rental operating segment consists of Interval International (referred to as Interval), the Hyatt Residence Club, and Trading Places International (known as TPI) operated exchange business, as well as Aston Hotels & Resorts, Inc. (referred to as Aston) and Aqua Hospitality, LLC (referred to as Aqua).

Vacation Ownership engages in the management of vacation ownership resorts; sales, marketing, and financing of vacation ownership interests; and related services to owners and associations. The Vacation Ownership operating segment consists of the management related lines of business of Vacation Resorts International (known as VRI), TPI, VRI Europe and HVO as well as the sales and financing of vacation ownership interests.

A copy of the press release describing the new segments and providing re-cast financials for the first three quarters of 2014 and all four quarters of 2013 consistent with the realigned segments is attached to this Current Report as Exhibit 99.2, and is incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits

(d)                                 Exhibits to this Form 8-K

Exhibit No.	Description
99.1	Press Release dated February 24, 2015 (directors)
99.2	Press Release dated February 24, 2015 (segments)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interval Leisure Group, Inc.

By:	/s/ Victoria J. Kincke
Name:	Victoria J. Kincke
Title:	Senior Vice President and General Counsel

Date:  February 24, 2015

EXHIBIT LIST

Exhibit No.	Description
99.1	Press Release dated February 24, 2015 (directors)
99.2	Press Release dated February 24, 2015 (segments)